April 17, 2003


Office of the Chief Accountant
Securities and Exchange Commission
Mail Stop 9-5
450 Fifth Street, N.W.
Washington, DC 20549

RE: Tamboril Cigar Company

We have read the statements that we understand Tamboril Cigar Company will include under Item 4 of the form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Sincerely,

/s/ Daszkal Bolton LLP

Daszkal Bolton LLP